Prospectus Supplement No. 3 dated July 12, 2007	Filed Pursuant to Rule 424(b)(3) File No. 333-131532

UVUMOBILE, INC.
(Formerly Known as SmartVideo Technologies, Inc.)

This Prospectus Supplement No. 3 (this “Prospectus Supplement”) supplements the prospectus dated April 12, 2007 relating to the offer and sale by the selling stockholders identified in the prospectus of up to 32,385,904 shares of our common stock (the “Prospectus”).

This Prospectus Supplement updates information in the “Selling Stockholders” section of the Prospectus, as amended by Prospectus Supplement No. 1 dated May 14, 2007 and Prospectus Supplement No. 2 dated May 17, 2007, and must be read in conjunction with the Prospectus, as amended.

The purpose of this Prospectus Supplement is to amend the “Selling Stockholders” section beginning on page 13 of the Prospectus in order to reflect a correction in the name of a selling stockholder named in the Prospectus to Michael S Goldman & Rachel S Goldman Joshua Goldman & Jessica Goldfine TTEES U/A DTD 2/14/01 Goldman Family Revocable Trust and the substitution of Michael S Goldman & Rachel S Goldman Joshua Goldman & Jessica Goldfine TTEES U/A DTD 2/14/01 Goldman Family Revocable Trust as a selling stockholder. Except as amended by this Prospectus Supplement, the “Selling Stockholders” section of the Prospectus is not affected by this Prospectus Supplement.

Shares of our common stock are traded on the Over the Counter Bulletin Board (“OTCBB”) under the symbol UVUM.OB. On July 10, 2007, the closing sales price of our shares of common stock on the OTCBB was $0.15 per share.

Consider carefully the risk factors beginning on page 4 in the Prospectus before investing in shares of our common stock.

This Prospectus Supplement should be read in conjunction with the Prospectus, as amended, and this Prospectus Supplement is qualified in its entirety by reference to the Prospectus, as amended, except to the extent that the information contained herein modifies or supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein shall have the same meaning specified in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 12, 2007.

SUBSTITUTION OF SELLING STOCKHOLDER

The reference to Michael and Rachel Goldman in the selling stockholders table in the section of the Prospectus entitled “Selling Stockholders” beginning on page 13 of the Prospectus is deleted. The table below sets forth, with respect to the substituted selling stockholder for Michael and Rachel Goldman, as of July 10, 2007, its name and certain beneficial ownership information.

Name of Selling Shareholder	Number of Shares of Common Stock Owned Before the Offering**	Percent of Common Stock Owned Before the Offering**	Shares Available for Sale Under This Prospectus**	Number of Shares of Common Stock to Be Owned After Completion of the Offering	Percent of Common Stock to Be Owned After Completion of the Offering
Michael S Goldman & Rachel S Goldman Joshua Goldman & Jessica Goldfine TTEES U/A DTD 2/14/01 Goldman Family Revocable Trust (1)	96,667	*	96,667	—	*

* Less than 1%.

** Beneficial ownership is determined in accordance with the rules of the SEC. Percentage of ownership is based on 61,195,300 shares of common stock outstanding (including 2,433,333 shares of Preferred Stock currently convertible into one share of common stock each) as of July 10, 2007.

(1) Michael and Rachel Goldman exercise sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.